Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Strategy Funds, Inc.
811-07687


On January 2, 2011 and on January 18, 2011, the
By-Laws of the above-referenced corporation were amended. These two documents are attached as exhibits to Form N-SAR.